Exhibit 10.43

PHARMERICA CORPORATION

SUMMARY OF

2011 SHORT-TERM INCENTIVE PROGRAM – CEO

AND

2011 SHORT-TERM INCENTIVE PROGRAM

2011 Short-Term Incentive Program – CEO

On March 25, 2011, the Board of Directors of PharMerica Corporation (the “Corporation”), upon recommendation of the Compensation Committee, adopted the 2011 Short-Term Incentive Program (the “CEO STIP”) under the PharMerica Corporation 2007 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), for the Corporation’s Chief Executive Officer, Mr. Gregory Weishar. The CEO STIP provides for a performance-based annual cash award to Mr. Weishar.

Performance Cycle. The CEO STIP performance cycle is for the current year, beginning on January 1, 2011 and ending on December 31, 2011.

Maximum Award. If the Corporation’s Adjusted EBITDA (as defined below) is equal to or greater than a target Adjusted EBITDA for the 2011 fiscal year, then Mr. Weishar is eligible to receive a payment under the CEO STIP equal to the lesser of (i) 2% of Adjusted EBITDA for the 2011 fiscal year; or (ii) $2 million (the “Maximum Award”). The Compensation Committee, in its sole discretion, may decrease the Maximum Award based on its assessment of the Corporation’s performance, the Chief Executive Officer’s individual performance, or any other factors it considers relevant, however in no event may the Compensation Committee reduce the Maximum Award below the annual bonus amount for the Chief Executive Officer (the “Bonus Amount”).

Bonus Amount. The target Bonus Amount for Mr. Weishar is 125% of 2011 Base Salary. 70% of the target Bonus Amount is based on the Corporation’s performance and 30% of the target Bonus Amount is based on individual performance goals. The Corporation must at least meet threshold Adjusted EBITDA of 82.0% of the target Adjusted EBITDA amount in order for any payment to be made under the individual performance-based component.

The Corporation’s performance will be measured by comparing the Corporation’s adjusted annual earnings before interest, taxes, integration, merger and acquisition related costs and other related charges, depreciation and amortization expense, impairment charges of intangibles, and other accounting principle changes (“Adjusted EBITDA”), to a target Adjusted EBITDA for the entire 2011 fiscal year. Individual performance will be measured by comparing certain individual performance metrics to the target individual performance metrics determined by the Compensation Committee.

The actual Bonus Amount is based on the percentage of the performance target achieved. Generally, the percentage of the Bonus Amount earned at the end of the performance cycle will be determined according to the following schedule; however the actual Bonus Amount will be interpolated between the percentages set forth in the chart based on actual results:

Performance Achievement	Payout Level
< 82.0% of Performance Target	0.0% of Award Target

82.0% of Performance Target	30.0% of Award Target

90.0% of Performance Target	61.0% of Award Target

96.0% of Performance Target	84.3% of Award Target

100.0% of Performance Target	100.0% of Award Target

105.0% of Performance Target	123.0% of Award Target

110.0% of Performance Target	140.3% of Award Target

115.0% of Performance Target	157.7% of Award Target

120.0% of Performance Target	175.0% of Award Target

> 120.0% of Performance Target	175.0% of Award Target

Other. Terms related to payment of awards, vesting and forfeiture, and other terms & provisions are as described below.

2011 Short-Term Incentive Program – Other Named Executive Officers

On March 25, 2011, the Board of Directors of the Corporation, upon recommendation of the Compensation Committee, adopted the 2011 Short-Term Incentive Program (the “STIP”) under the Omnibus Plan. The STIP provides for performance-based annual cash awards to the Corporation’s executive officers, and certain other officers and employees of the Corporation. The STIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn annual cash bonuses upon achievement of certain pre-established short-term performance objectives.

Eligibility. Officers and employees of the Corporation may receive STIP cash awards as determined by the Board of Directors or the Compensation Committee.

Performance Cycle. The STIP performance cycle is for the current year, beginning on January 1, 2011 and ending on December 31, 2011.

Award Targets. The amount of the awards under the STIP are based on individual participant bonus targets. Individual participant bonus targets are established for each participant by the Compensation Committee, in the case of the senior executive officers reporting to the Chief Executive Officer, and by the Chief Executive Officer, for other participants, based upon a determination of the appropriate bonus target amounts which will enable the Corporation to remain competitive, to retain and recruit top employees, and to align such employee’s interests with certain strategic initiatives of the Corporation. Individual non-executive participant bonus targets range from 5% to 100% of base salary on December 31, 2011, with targets for the Corporation’s executive officers between 25% and 125% of base salary.

The Compensation Committee established the bonus targets under the STIP for the Corporation’s fiscal 2010 Named Executive Officers, other than the principal executive officer, as follows:

Executive	Title	Bonus Target
Michael J. Culotta	Executive Vice President & Chief Financial Officer	80% of base salary

William Monast	Executive Vice President of Sales and Client Management	75% of base salary

Robert McKay	Senior Vice President of Purchasing and Trade Relations	65% of base salary

Thomas Caneris	Senior Vice President, General Counsel and Secretary	70% of base salary

Performance Criteria. The performance criteria under the STIP is divided into a company performance-based component and individual/group performance-based component for different employees. The breakdown for the Named Executive Officers, other than the Chief Executive Officer, is as set forth in the chart below. The Corporation must at least meet threshold Adjusted EBITDA of 82.0% of target in order for any payment to be made under the individual/group performance-based components of the STIP.

Executive	Title	Company Performance	Individual/Group Performance
Michael J. Culotta	Executive Vice President & Chief Financial Officer	70%	30%

William Monast	Executive Vice President of Sales and Client Management	70%	30%

Robert McKay	Senior Vice President of Purchasing and Trade Relations	50%	50%

Thomas Caneris	Senior Vice President, General Counsel and Secretary	50%	50%

Under the STIP, company performance will be measured by comparing the Corporation’s Adjusted EBITDA, to a target Adjusted EBITDA for the entire 2011 fiscal year. Individual/group performance will be measured by comparing certain individual/group performance metrics to target individual/group performance metrics established by the Corporation’s Compensation Committee in consultation with the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer.

Award Payouts. Award payout levels are based on the percentage of the performance target achieved. Generally, the percentage of the award earned at the end of the performance cycle will be determined according to the following schedule; however the actual award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Achievement	Payout Level
< 82.0% of Performance Target	0.0% of Award Target

82.0% of Performance Target	30.0% of Award Target

90.0% of Performance Target	61.0% of Award Target

96.0% of Performance Target	84.3% of Award Target

100.0% of Performance Target	100.0% of Award Target

105.0% of Performance Target	123.0% of Award Target

110.0% of Performance Target	140.3% of Award Target

115.0% of Performance Target	157.7% of Award Target

120.0% of Performance Target	175.0% of Award Target

> 120.0% of Performance Target	175.0% of Award Target

Payment of Awards. Payment of STIP awards will be made in cash. Awards will be paid on a specific date by which the Compensation Committee reasonably expects that the Corporation’s Adjusted EBITDA for the year on which the award was based will have been reported. The Corporation will make the payment of the STIP awards to participants as soon as administratively practicable following the date of the award determination, but no later than March 15, 2012.

Vesting and Forfeiture. STIP participants must remain continuously employed full-time by the Corporation until the award payment date in order to be entitled to receive a payout of an STIP award.

Other Terms & Provisions. STIP participants are not permitted to transfer STIP awards, except by will or the laws of descent and distribution. The Corporation is entitled to withhold from any payments of awards under the STIP any and all amounts required to be withheld for federal, state and local withholding taxes. The Compensation Committee has the discretion to change terms and conditions of STIP awards as it deems necessary to ensure that the STIP awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code.